Exhibit 99.1

Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

News Release

FOR IMMEDIATE RELEASE

For Information:	Michael J. Zugay, Chief Financial Officer and Treasurer
412 227 2231
ZugayMJ@koppers.com

Koppers Holdings Inc. Reports Second Quarter 2019 Results

Record Sales Quarter and Margin Expansion from Wood-Preservation Businesses

Q2 2019 Diluted EPS of $0.70 vs. Prior Year of $0.03

Adjusted Q2 2019 EPS of $1.16 vs. Prior Year of $0.93

2019 Guidance Increases to $214-$224 Million Adjusted EBITDA and $3.27-$3.61 Adjusted EPS

PITTSBURGH, August 8, 2019 – Koppers Holdings Inc. (NYSE: KOP), an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds, today reported net income attributable to Koppers for the second quarter of $14.7 million, or $0.70 per diluted share compared to net income of $0.6 million, or $0.03 per diluted share in the prior year quarter.

Adjusted net income and adjusted earnings per share (EPS) were $24.5 million and $1.16 per share for the second quarter of 2019, compared to $20.5 million and $0.93 per share in the prior year quarter, respectively.  Net income and earnings per share, reported and adjusted, benefited from higher profitability generated by the company’s wood-preservation businesses as well as lower overall selling, general and administrative expenses.

Adjustments to pre-tax income totaled $13.0 million for the second quarter of 2019 and $20.2 million for the second quarter of 2018. For both periods, these items primarily reflected restructuring expenses, non-cash LIFO expense and non-cash adjustments related to mark-to-market commodity hedging.  The prior year period also included purchase accounting adjustments and closing costs related to the acquisition of Cox Industries, Inc.

Consolidated sales were $469.8 million for the second quarter of 2019, an increase of $33.8 million, or 7.8 percent, from sales of $436.0 million in the prior year quarter.  This represented a record sales quarter, driven by continued demand in various end markets for wood-preservation products and services.  Excluding a negative impact from foreign currency translation of $6.5 million, sales were higher by $40.3 million or 9.3 percent.

The Railroad and Utility Products and Services (RUPS) favorable performance reflects improved capacity utilization from increased treating volumes, a strong commercial market driving improved pricing, and overall higher demand from both Class I and commercial customers for railroad related products and services.  Also, treating volumes in the prior year period were impacted by some customers shifting from a treatment-service only model to purchasing fully treated crossties.  The Performance Chemicals (PC) business results benefited from higher sales and a favorable product mix, partially offset by higher raw material costs.  The Carbon Materials and Chemicals (CMC) segment reported higher year-over-year sales and profitability, which reflects the benefits of permanent cost savings from its restructuring initiatives.

Commenting on the quarter, President and CEO Leroy Ball said, “After a healthy start to the year, the second quarter further proved that our overall business is on solid ground with plenty of opportunity for upside.

Crosstie demand increased as expected and improved conditions enabled higher levels of untreated tie procurement, both of which helped the performance of our RUPS business tremendously.  In our PC business, customer demand for key products was stronger, which more than mitigated the persistent cost headwinds that we have dealt with during the past 18 months.  The CMC segment managed to post favorable quarterly results despite a mixed economic environment in certain regions and minimal earnings contribution from China.  In summary, we delivered one of the best quarters in our company’s history, even though we have yet to realize the full potential of each of our businesses.”

Second-Quarter Financial Performance

•

Sales for RUPS of $199.1 million increased by $21.9 million, or 12.4 percent, compared to sales of $177.2 million in the prior year quarter.  The sales increase was primarily due to higher procurement levels of untreated ties and volume increases in both the Class I and commercial crosstie markets, compared with lower demand for crossties in the prior year, given decreased spending in the rail industry, particularly the Class I market.  In the utility pole markets, overall customer demand showed year-over-year improvement.  Operating profit for the second quarter was $11.8 million, or 5.9 percent, compared with an operating loss of $1.0 million, or 0.6 percent, in the prior year quarter.  Adjusted EBITDA for the second quarter was $18.9 million, or 9.5 percent, compared with $13.9 million, or 7.8 percent, in the prior year quarter.  The current quarter performance reflects significant margin expansion due to improved operational efficiencies from higher production utilization and lower selling, general and administrative expenses.

•

Sales for PC of $120.8 million increased by $5.7 million, or 5.0 percent, compared to sales of $115.1 million in the prior year quarter. The sales increase was due primarily to higher volumes of copper-based preservatives in North America, new product sales, and a more favorable pricing mix.  Operating profit was $14.0 million, or 11.6 percent, for the second quarter, compared with $11.6 million, or 10.1 percent, in the prior year quarter.  Adjusted EBITDA was $21.0 million, or 17.4 percent, for the second quarter, compared with $17.9 million, or 15.6 percent, in the prior year quarter.  The higher year-over-year profitability was driven by higher sales, favorable pricing mix, improved cost efficiencies, and insurance proceeds received which, collectively, more than offset higher raw material prices.

•

Sales for CMC totaling $149.9 million increased by $6.2 million, or 4.3 percent, compared to sales of $143.7 million in the prior year quarter. Excluding an unfavorable impact from foreign currency translation of $5.7 million, sales increased by $11.9 million, or 8.3 percent, from the prior year quarter.  The increase was due mainly to higher sales volumes for pitch in China and Europe, higher prices for carbon pitch in Australia, and higher sales volumes of phthalic anhydride in North America.  Operating profit was $13.3 million, or 8.9 percent, in the second quarter, compared with $12.5 million, or 8.7 percent, in the prior year quarter.  Adjusted EBITDA was $25.0 million, or 16.7 percent in the second quarter, compared with $23.1 million, or 16.1 percent in the prior year quarter.  The favorable year-over-year results were primarily driven by permanent savings from a more streamlined and efficient cost structure, partially offset by pricing pressure in certain regions.

•

Operating profit was $38.5 million, or 8.2 percent, compared with $22.3 million, or 5.1 percent, in the prior year quarter.  Adjusted EBITDA was $64.5 million—a second-quarter record, or 13.7 percent, compared with $55.3 million, or 12.7 percent, in the prior year quarter, due to higher profitability in all business segments, particularly in the company’s wood-based businesses, RUPS and PC.  Operating profit margin and adjusted EBITDA margin are calculated as a percentage of GAAP sales.

•

Net income attributable to Koppers in the second quarter was $14.7 million, compared with net income of $0.6 million in the prior year quarter.  Adjusted net income was $24.5 million, compared with $20.5 million in the prior year quarter.

•

In the second quarter of 2019, items excluded from adjusted EBITDA consisted of $11.8 million of pre-tax charges, while adjusted net income and adjusted EPS for the quarter excluded $13.0 million of pre-tax charges.  Both adjustments consisted of restructuring expenses, non-cash LIFO expense, and non-cash adjustments related to mark-to-market commodity hedging.

•	Diluted EPS was $0.70, compared with $0.03 per share in the prior year quarter. Adjusted EPS for the quarter was $1.16, compared with $0.93 for the prior year period.

•

Capital expenditures for the six months ended June 30, 2019, were $18.6 million, compared with $53.6 million for the prior year period.  The current year amount represents general spending to maintain the safety and efficiency of global operations.

•

At June 30, 2019, total debt was approximately $1.0 billion and, net of cash and cash equivalents, net debt was $965.1 million, compared with total debt of $990.4 million and, net of cash and cash equivalents, net debt of $949.8 million at December 31, 2018.  By comparison, the net debt was higher by $15.3 million, primarily due to typical first-half working capital increases.  At June 30, 2019, the company’s net leverage ratio was 4.6, a decrease from 4.8 at March 31, 2019.

Agreement to Sell Property and Assets at Blackstone, Virginia

On August 5, 2019 Koppers closed on the sale of its utility pole treating operations in Blackstone, Virginia.  In exchange for the property and associated assets, the buyer will assume all historical environmental obligations as well as extend its agreement to purchase wood-treatment chemicals from Koppers for a one-year period.

Commenting on the transaction, Mr. Ball said, “The sale of Blackstone was a logical first-step in consolidating capacity as we have two other treating facilities in Virginia within a 130-mile radius.  We do not need to make any additional capacity investments at our other existing facilities to handle the redirected product volume.  The sale is expected to result in approximately $1 million of savings on an annualized basis.”

Update on Koppers (Jiangsu) Carbon Chemical Company Limited

Koppers (Jiangsu) Carbon Chemical Company Limited (KJCC), the company’s 75 percent-owned subsidiary, remains in dispute with its largest customer in China over a disagreement on the application of contractual pricing terms.  The company continues to engage in discussions with this customer and hopes to resolve the disagreement in accordance with certain provisions in the contract.  Koppers has not recognized any incremental revenues associated with the higher pricing.

Commenting on the situation, Mr. Ball said, “It is unfortunate that we haven’t reached a resolution on the monies we believe we are owed, but we will continue to push for a solution that assures the best outcome for Koppers and our shareholders.  We will continue to supply our customer product under temporary purchase orders in the interim.  The temporary agreements, while less than what we believe we are contractually entitled to, still provide a return on our investment.  By the end of 2019, we expect to be debt-free in China, as the cash generated from our KJCC operations will have fully paid off our $56 million construction loan balance as of December 2014.”

2019 Outlook

Koppers is tightening its top-line forecast for 2019, forecasting that sales will be approximately $1.8 billion, based upon a full year’s sales from the acquisitions made in 2018, and an overall stronger demand environment in the company’s wood-based technology related businesses.

On an adjusted basis, Koppers is increasing the lower end of the range of its EBITDA forecast to $214 million to $224 million for 2019, compared with approximately $222 million in the prior year.  The company is anticipating higher year-over-year interest expenses, along with depreciation and amortization costs in 2019.  Accordingly, the 2019 adjusted EPS is forecasted to be in the range of $3.27 to $3.61, compared with $3.50 in the prior year.  The projected effective tax rate in 2019 will be approximately 29 percent.

Based on a capital expenditure plan of $140 million over a two-year period that began in 2018, $30 million of capital investments, net of insurance proceeds, are forecast to occur in 2019.  Gross capital spending was $18.6 million in the first half of 2019.  Net of insurance proceeds of $3 million, capital spending was $15.6 million for the year-to-date period ending June 30, 2019, and trending toward the expected $30 million run rate for the year.

The pro-forma net debt to adjusted EBITDA ratio is projected to be in the range of 3.8x to 4.1x at December 31, 2019.  The company continues to focus on debt repayment and plans to reduce debt by a minimum of $80 million in 2019.

Commenting on the forecast, Mr. Ball said, “We continue to have a positive story to tell, starting with our strong first-half performance, which keeps us squarely on track to meet or exceed our financial goals for 2019.  Strong profitability from our wood preservative and treated wood product markets should continue to drive performance in the second half of 2019.  That will continue to be augmented by the benefits generated from our various market penetration and cost reduction strategies.  We remain on target to generate $20 million to $25 million of benefits in 2019, driven by savings from the new naphthalene unit at our Stickney, Illinois, facility as well as actions related to network optimization, commercial development, raw materials, and other cost savings.  Beyond 2019, we see another $15 million to $30 million of annualized benefits to be achieved ratably through 2023, which will help to provide a buffer against a downturn in any of our markets.”

Mr. Ball continued, “We should see operating cash flows improve in the second half of the year as typically occurs and in turn, this will allow us to focus on our near-term priority of reducing leverage and risk, which we believe will have a strong impact on improving total shareholder return.  I believe that our technological strength, market breadth, and focused efforts to serve diverse markets with our unique integrated business model built around wood preservation technologies will continue to carry the day and provide for success well into the future.”

Koppers does not provide reconciliations of guidance for adjusted EBITDA and adjusted EPS to comparable GAAP measures, in reliance on the unreasonable efforts exception.  Koppers is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures.  These items include restructuring, impairment, non-cash LIFO charges, acquisition-related costs, and non-cash mark-to-market commodity hedging that are difficult to predict in advance in order to include in a GAAP estimate and may be significant.

Investor Conference Call and Webcast

Koppers management will conduct a conference call this morning, beginning at 11:00 a.m. Eastern Time to discuss the company’s performance.  Presentation materials will be available at least 15 minutes before the call on www.koppers.com in the Investor Relations section of the company’s website.

Interested parties may access the live audio broadcast by dialing 833-366-1128 in the United States/Canada, or 412-902-6774 for international, Conference ID number 10133919. Participants are requested to access the call at least five minutes before the scheduled start time to complete a brief registration.

The conference call will be broadcast live online at: https://services.choruscall.com/links/koppers190808.html. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your internet browser's URL address field.)

An audio replay will be available approximately two hours after the completion of the call at 877-344-7529 for U.S. toll free, 855-669-9658 for Canada toll free, or 412-317-0088 for international, Conference ID number 10133919. The recording will be available for replay through September 9, 2019.

About Koppers

Koppers, with corporate headquarters in Pittsburgh, Pennsylvania, is an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds.  Our products and services are used in a variety of niche applications in a diverse range of end-markets, including the railroad, specialty chemical, utility, residential lumber, agriculture, aluminum, steel, rubber, and construction industries.  Including our joint ventures, we serve our customers through a comprehensive global manufacturing and distribution network, with facilities located in North America, South America, Australasia, China and Europe.  The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol "KOP."  For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Michael J. Zugay at 412-227-2231 or Quynh McGuire at 412-227-2049.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures.  Koppers believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, net debt and net leverage ratio provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends, and facilitate comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance.  In addition, the Board of Directors and executive management team use adjusted EBITDA as a performance measure under the company’s annual incentive plans.

Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures and should be read in conjunction with the relevant GAAP financial measure.  Other companies in a similar industry may define or calculate these measures differently than the company, limiting their usefulness as comparative measures.  Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP.

See the attached tables for the following reconciliations of non-GAAP financial measures included in this press release:  Unaudited Reconciliation of Operating Profit to EBITDA and Adjusted EBITDA; Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA; Unaudited Reconciliation of Net Income Attributable to Koppers and Adjusted Net Income; Unaudited Reconciliation of Diluted Earnings Per Share and Adjusted Earnings Per Share; Unaudited Reconciliation of Total Debt to Net Debt and Net Leverage Ratio; and Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA on a Latest Twelve Month Basis.

For the company’s guidance, adjusted EBITDA and adjusted EPS excludes restructuring, impairment, non-cash LIFO charges, acquisition-related costs, and non-cash mark-to-market commodity hedging.  As described above, the forecast amounts for these items cannot be reasonably estimated due to their nature, but may be significant.  For that reason, the company is unable to provide GAAP estimates at this time.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, acquisitions, restructuring, declines in the value of Koppers assets and the effect of any resulting impairment charges, profitability and anticipated expenses and cash outflows.  All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “outlook,” “guidance,” “forecast,” “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plan,” “potential,” “intend,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements.  Any forward-looking statement contained herein, in other press releases, written statements or other documents filed with the Securities and Exchange Commission, or in Koppers communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding expectations with respect to sales, earnings, cash flows, operating efficiencies, restructurings, the benefits of acquisitions, divestitures, joint ventures or other matters as well as financings and debt reduction, are subject to known and unknown risks, uncertainties and contingencies.  Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements.  Factors that might affect such forward-looking statements include, among other things, the impact of changes in commodity prices, such as oil and copper, on product margins; general economic and business conditions; potential difficulties in protecting our intellectual property; the ratings on our debt and our ability to repay or refinance our outstanding indebtedness as it matures; our ability to operate within the limitations of our debt covenants; potential impairment of our goodwill and/or long-lived assets; demand for Koppers goods and services; competitive conditions; interest rate and foreign currency rate fluctuations; availability and costs of key raw materials; unfavorable resolution of claims against us, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and quarterly report on Form 10-Q.  Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

Koppers Holdings Inc.

Unaudited Consolidated Statement of Operations

(Dollars in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net sales	$469.8	$436.0	$904.7	$842.1
Cost of sales	375.6	352.8	729.4	664.2
Depreciation and amortization	13.4	13.7	28.0	25.5
Impairment and restructuring charges	3.8	1.4	4.1	2.9
Selling, general and administrative expenses	38.5	45.8	76.3	83.9
Operating profit	38.5	22.3	66.9	65.6
Other (loss) income, net	(0.1)	(0.7)	0.5	(0.5)
Interest expense	16.0	14.5	32.7	25.0
Income before income taxes	22.4	7.1	34.7	40.1
Income tax provision	8.0	6.6	7.9	15.8
Income from continuing operations	14.4	0.5	26.8	24.3
Income from discontinued operations, net of tax expense of $0.0, $0.3, $0.0, and $0.2	0.0	0.5	0.0	0.4
Net income	14.4	1.0	26.8	24.7
Net (loss) income attributable to noncontrolling interests	(0.3)	0.4	0.6	6.3
Net income attributable to Koppers	$14.7	$0.6	$26.2	$18.4
Earnings per common share attributable to Koppers common shareholders:
Basic -
Continuing operations	$0.71	$0.01	$1.27	$0.86
Discontinued operations	0.00	0.02	0.00	0.02
Earnings per basic common share	$0.71	$0.03	$1.27	$0.88
Diluted -
Continuing operations	$0.70	$0.01	$1.25	$0.81
Discontinued operations	0.00	0.02	0.00	0.02
Earnings per diluted common share	$0.70	$0.03	$1.25	$0.83
Comprehensive income (loss)	$9.6	$(20.7)	$30.3	$(4.5)
Comprehensive (loss) income attributable to noncontrolling interests	(0.6)	(0.3)	0.6	5.8
Comprehensive income (loss) attributable to Koppers	$10.2	$(20.4)	$29.7	$(10.3)
Weighted average shares outstanding (in thousands):
Basic	20,662	21,138	20,619	21,016
Diluted	21,044	22,054	20,949	22,092

Koppers Holdings Inc.

Unaudited Consolidated Balance Sheet

(Dollars in millions, except per share amounts)

	June 30, 2019	December 31, 2018
Assets
Cash and cash equivalents	$42.1	$40.6
Accounts receivable, net of allowance of $2.0 and $2.5	212.8	186.7
Income tax receivable	1.8	2.8
Inventories, net	279.2	284.7
Other current assets	21.5	25.5
Total current assets	557.4	540.3
Property, plant and equipment, net	414.4	417.9
Operating lease right-of-use assets	113.9	0.0
Goodwill	296.2	296.5
Intangible assets, net	178.1	188.0
Deferred tax assets	14.3	15.5
Other assets	23.8	21.7
Total assets	$1,598.1	$1,479.9
Liabilities
Accounts payable	$142.1	$177.2
Accrued liabilities	98.9	109.9
Current operating lease liabilities	22.0	0.0
Current maturities of long-term debt	14.0	11.6
Total current liabilities	277.0	298.7
Long-term debt	993.2	978.8
Accrued postretirement benefits	48.6	48.2
Deferred tax liabilities	6.9	6.8
Operating lease liabilities	92.7	0.0
Other long-term liabilities	76.7	80.4
Total liabilities	1,495.1	1,412.9
Commitments and contingent liabilities
Equity
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; no shares issued	0.0	0.0
Common Stock, $0.01 par value per share; 80,000,000 shares authorized; 23,196,584 and 23,028,957 shares issued	0.2	0.2
Additional paid-in capital	212.4	206.0
Retained earnings	53.5	27.2
Accumulated other comprehensive loss	(83.7)	(87.2)
Treasury stock, at cost, 2,513,568 and 2,480,213 shares	(90.8)	(90.0)
Total Koppers shareholders’ equity	91.6	56.2
Noncontrolling interests	11.4	10.8
Total equity	103.0	67.0
Total liabilities and equity	$1,598.1	$1,479.9

Koppers Holdings Inc.

Unaudited Consolidated Statement of Cash Flows

(Dollars in millions)

	Six Months Ended June 30,
	2019	2018
Cash provided by (used in) operating activities:
Net income	$26.8	$24.7
Adjustments to reconcile net cash provided by (used in) operating activities:
Depreciation and amortization	28.0	25.5
Loss on disposal of assets and investment	0.3	1.3
Insurance proceeds	(3.0)	(0.7)
Deferred income taxes	0.4	4.4
Change in other liabilities	(6.6)	(3.7)
Non-cash interest expense	1.2	1.2
Stock-based compensation	5.9	6.0
Other - net	(0.1)	5.4
Changes in working capital:
Accounts receivable	(25.4)	(29.4)
Inventories	5.9	(26.1)
Accounts payable	(30.5)	23.0
Accrued liabilities	(6.0)	(29.0)
Other working capital	4.5	0.5
Net cash provided by operating activities	1.4	3.1
Cash (used in) provided by investing activities:
Capital expenditures	(18.5)	(53.6)
Acquisitions, net of cash acquired	0.0	(264.1)
Insurance proceeds received	3.0	0.7
Net cash provided by divestitures and asset sales	0.5	1.5
Net cash used in investing activities	(15.0)	(315.5)
Cash provided by (used in) financing activities:
Net increase in credit facility borrowings	35.0	235.1
Borrowings of long-term debt	0.0	100.0
Repayments of long-term debt	(18.7)	(10.4)
Issuances of Common Stock	0.6	2.2
Repurchases of Common Stock	(0.9)	(7.4)
Payment of debt issuance costs	(0.9)	(2.9)
Net cash provided by financing activities	15.1	316.6
Effect of exchange rate changes on cash	0.0	(2.0)
Net increase in cash and cash equivalents	1.5	2.2
Cash and cash equivalents at beginning of period	40.6	60.3
Cash and cash equivalents at end of period	$42.1	$62.5
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflow from operating leases	$7.7
Supplemental disclosure of non-cash investing and financing activities:
Right-of-use assets obtained in exchange for new operating lease liabilities	$16.5

Unaudited Segment Information

The following tables set forth certain sales and operating data, net of all intersegment transactions, for the company’s businesses for the periods indicated.

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
(Dollars in millions)
Net sales:
Railroad and Utility Products and Services	$199.1	$177.2	$365.2	$285.6
Performance Chemicals	120.8	115.1	219.8	212.5
Carbon Materials and Chemicals	149.9	143.7	319.7	344.0
Total	$469.8	$436.0	$904.7	$842.1
Operating profit (loss):
Railroad and Utility Products and Services	$11.8	$(1.0)	$20.5	$0.1
Performance Chemicals	14.0	11.6	26.8	17.2
Carbon Materials and Chemicals	13.3	12.5	20.7	49.7
Corporate Unallocated	(0.6)	(0.8)	(1.1)	(1.4)
Total	$38.5	$22.3	$66.9	$65.6
Operating profit margin:
Railroad and Utility Products and Services	5.9%	-0.6%	5.6%	0.0%
Performance Chemicals	11.6%	10.1%	12.2%	8.1%
Carbon Materials and Chemicals	8.9%	8.7%	6.5%	14.4%
Total	8.2%	5.1%	7.4%	7.8%
Depreciation and amortization:
Railroad and Utility Products and Services	$4.8	$4.9	$9.6	$7.9
Performance Chemicals	4.6	4.5	9.5	8.9
Carbon Materials and Chemicals	4.0	4.3	8.9	8.7
Total	$13.4	$13.7	$28.0	$25.5
Adjusted EBITDA(1):
Railroad and Utility Products and Services	$18.9	$13.9	$33.2	$19.3
Performance Chemicals	21.0	17.9	36.4	31.7
Carbon Materials and Chemicals	25.0	23.1	41.7	70.3
Corporate Unallocated	(0.4)	0.4	(0.7)	0.2
Total	$64.5	$55.3	$110.6	$121.5
Adjusted EBITDA margin(2):
Railroad and Utility Products and Services	9.5%	7.8%	9.1%	6.8%
Performance Chemicals	17.4%	15.6%	16.6%	14.9%
Carbon Materials and Chemicals	16.7%	16.1%	13.0%	20.4%
Total	13.7%	12.7%	12.2%	14.4%

(1)	The tables below describe the adjustments to EBITDA for the three and six months ended June 30, 2019 and 2018, respectively.
(2)	Adjusted EBITDA as a percentage of GAAP sales.

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA*

(In millions)

	Three months ended June 30, 2019
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated
Operating profit (loss)	$11.8	$14.0	$13.3	$(0.6)	$38.5
Other (loss) income	(0.3)	0.5	(0.4)	0.2	0.0
Depreciation and amortization	4.8	4.6	4.0	0.0	13.4
Depreciation in impairment and restructuring charges	0.0	0.0	0.9	0.0	0.9
EBITDA with noncontrolling interest	$16.3	$19.1	$17.8	$(0.4)	$52.8
Unusual items impacting EBITDA:
CMC restructuring	0.0	0.0	6.9	0.0	6.9
RUPS treating plant closures	0.2	0.0	0.0	0.0	0.2
Non-cash LIFO expense	2.4	0.0	0.3	0.0	2.7
Mark-to-market commodity hedging	0.0	1.9	0.0	0.0	1.9
Adjusted EBITDA	$18.9	$21.0	$25.0	$(0.4)	$64.5
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	29.1%	32.4%	38.5%

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA*

(In millions)

	Three months ended June 30, 2018
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated
Operating profit (loss)	$(1.0)	$11.6	$12.5	$(0.8)	$22.3
Other income (loss)	0.5	1.9	0.9	(4.0)	(0.7)
Depreciation and amortization	4.9	4.5	4.3	0.0	13.7
Depreciation in impairment and restructuring charges	0.0	0.0	1.3	0.0	1.3
EBITDA with noncontrolling interest	$4.4	$18.0	$19.0	$(4.8)	$36.6
Unusual items impacting EBITDA:
CMC restructuring	0.0	0.0	3.6	0.0	3.6
Non-cash LIFO expense	2.5	0.0	0.5	0.0	3.0
Mark-to-market commodity hedging	0.0	1.0	0.0	0.0	1.0
Acquisition closing costs	0.0	0.0	0.0	3.0	3.0
Sale of land	0.0	(1.1)	0.0	2.2	1.1
Contract buyout	1.5	0.0	0.0	0.0	1.5
UIP inventory purchase accounting adjustment	5.5	0.0	0.0	0.0	5.5
Adjusted EBITDA	$13.9	$17.9	$23.1	$0.4	$55.3
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	25.3%	32.6%	42.1%

*A reconciliation of segment net income to adjusted segment EBITDA is not available without unreasonable efforts as we do not measure net income at the segment level or use it as a measure of operating performance.

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA*

(In millions)

	Six Months Ended June 30, 2019
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated
Operating profit (loss)	$20.5	$26.8	$20.7	$(1.1)	$66.9
Other (loss) income	(0.5)	1.4	(0.7)	0.3	0.5
Depreciation and amortization	9.6	9.5	8.9	0.0	28.0
Depreciation in impairment and restructuring charges	0.0	0.0	1.2	0.0	1.2
EBITDA with noncontrolling interest	$29.6	$37.7	$30.1	$(0.8)	$96.6
Unusual items impacting net income:
CMC restructuring	0.0	0.0	11.3	0.0	11.3
RUPS treating plant closures	0.2	0.0	0.0	0.0	0.2
Non-cash LIFO expense	3.4	0.0	0.3	0.0	3.7
Mark-to-market commodity hedging	0.0	(1.2)	0.0	0.0	(1.2)
Adjusted EBITDA	$33.2	$36.5	$41.7	$(0.8)	$110.6
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	29.8%	32.8%	37.4%

*A reconciliation of segment net income to adjusted segment EBITDA is not available without unreasonable efforts as we do not measure net income at the segment level or use it as a measure of operating performance.

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA*

(In millions)

	Six Months Ended June 30, 2018
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated
Operating profit (loss)	$0.1	$17.2	$49.7	$(1.4)	$65.6
Other income (loss)	0.2	2.2	0.7	(3.6)	(0.5)
Depreciation and amortization	7.9	8.9	8.7	0.0	25.5
Depreciation in impairment and restructuring charges	0.0	0.0	2.7	0.0	2.7
EBITDA with noncontrolling interest	$8.2	$28.3	$61.8	$(5.0)	$93.3
Unusual items impacting net income:
CMC restructuring	0.0	0.0	7.7	0.0	7.7
RUPS treating plant closures	0.3	0.0	0.0	0.0	0.3
Non-cash LIFO expense	3.8	0.0	0.8	0.0	4.6
Mark-to-market commodity hedging	0.0	4.5	0.0	0.0	4.5
Acquisition closing costs	0.0	0.0	0.0	3.0	3.0
Sale of land	0.0	(1.1)	0.0	2.2	1.1
Contract buyout	1.5	0.0	0.0	0.0	1.5
UIP inventory purchase accounting adjustment	5.5	0.0	0.0	0.0	5.5
Adjusted EBITDA	$19.3	$31.7	$70.3	$0.2	$121.5
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	15.9%	26.1%	58.0%

*A reconciliation of segment net income to adjusted segment EBITDA is not available without unreasonable efforts as we do not measure net income at the segment level or use it as a measure of operating performance.

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income	$14.4	$1.0	$26.8	$24.7
Interest expense	16.0	14.5	32.7	25.0
Depreciation and amortization	13.4	13.7	28.0	25.5
Depreciation in impairment and restructuring charges	0.9	1.3	1.2	2.7
Income taxes	8.0	6.6	7.9	15.8
Income from discontinued operations	0.0	(0.5)	0.0	(0.4)
EBITDA with noncontrolling interests	52.7	36.6	96.6	93.3
Unusual items impacting net income
Impairment, restructuring and plant closure costs	7.1	3.6	11.5	8.0
Mark-to-market commodity hedging	2.0	1.0	(1.2)	4.5
Non-cash LIFO expense	2.7	3.0	3.7	4.6
Acquisition closing costs	0.0	3.0	0.0	3.0
Sale of land	0.0	1.1	0.0	1.1
Contract buyout	0.0	1.5	0.0	1.5
UIP inventory purchase accounting adjustment	0.0	5.5	0.0	5.5
Total adjustments	11.8	18.7	14.0	28.2
Adjusted EBITDA	$64.5	$55.3	$110.6	$121.5

UNAUDITED RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KOPPERS AND ADJUSTED NET INCOME

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income attributable to Koppers	$14.7	$0.6	$26.2	$18.4
Unusual items impacting net income
Impairment, restructuring and plant closure costs	8.4	5.1	14.3	11.1
Mark-to-market commodity hedging	1.9	1.0	(1.2)	4.5
Non-cash LIFO expense	2.7	3.0	3.7	4.6
Acquisition closing costs	0.0	3.0	0.0	3.0
Sale of land	0.0	1.1	0.0	1.1
Contract buyout	0.0	1.5	0.0	1.5
UIP inventory purchase accounting adjustment	0.0	5.5	0.0	5.5
Total adjustments	13.0	20.2	16.8	31.3
Adjustments to income tax and noncontrolling interests
Income tax on adjustments to pre-tax income	(3.2)	(4.7)	(5.5)	(7.5)
Income tax - U.S. Tax Reform	0.0	4.9	0.0	4.9
Effect on adjusted net income	9.8	20.4	11.3	28.7
Adjusted net income including discontinued operations	24.5	21.0	37.5	47.1
Loss from discontinued operations	0.0	(0.5)	0.0	(0.4)
Adjusted net income attributable to Koppers	$24.5	$20.5	$37.5	$46.7

UNAUDITED RECONCILIATION OF DILUTED EARNINGS PER SHARE AND

ADJUSTED EARNINGS PER SHARE

(In millions except share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income attributable to Koppers	$14.7	$0.6	$26.2	$18.4
Adjusted net income (from above)	$24.5	$20.5	$37.5	$46.7
Denominator for diluted earnings per share (in thousands)	21,044	22,054	20,949	22,092
Earnings per share:
Diluted earnings per share	$0.70	$0.03	$1.25	$0.83
Adjusted earnings per share	$1.16	$0.93	$1.79	$2.11

UNAUDITED RECONCILIATION OF TOTAL DEBT TO NET DEBT AND NET LEVERAGE RATIO

(In millions)

				Twelve months ended
	June 30, 2019	March 31, 2019	Proforma December 31, 2018	December 31, 2018
Total Debt	$1,007.2	$1,012.7	$990.4	$990.4
Less: Cash	42.1	38.1	40.6	40.6
Net Debt	$965.1	$974.6	$949.8	$949.8
Adjusted EBITDA	$210.7	$201.5	$225.7	$221.6
Net Leverage Ratio	4.6	4.8	4.2	4.3

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

ON A LATEST TWELVE MONTH BASIS

(In millions)

			Twelve months ended
	June 30, 2019	March 31, 2019	December 31, 2018
Net income	$31.4	$18.0	$29.2
Interest expense	63.9	62.2	56.3
Depreciation and amortization	55.8	56.4	54.8
Income tax provision	18.1	16.8	26.0
Income from discontinued operations	0.0	(0.5)	(0.4)
EBITDA	169.2	152.9	165.9
Unusual items impacting net income:
Impairment, restructuring and plant closure	27.2	23.5	23.5
Non-cash LIFO expense	11.6	12.0	12.6
Mark-to-market commodity hedging	1.1	0.3	6.9
UIP inventory purchase accounting adjustment	0.5	6.0	6.0
Acquisition closing costs	0.0	3.1	3.1
Contract buyout	0.1	1.6	1.6
Sale of land	0.0	1.1	1.1
Sale of specialty chemicals business	1.0	1.0	0.9
Adjusted EBITDA with noncontrolling interests	$210.7	$201.5	$221.6
Proforma adjusted EBITDA from acquisitions	0.0	0.0	4.1
Proforma adjusted EBITDA with noncontrolling interests	$210.7	$201.5	$225.7